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                                                                  EXHIBIT 2(l)

                          JOINT OPERATING AGREEMENT


THIS AGREEMENT, made and entered into as of this 1st day of March, 1996, by and between United Magazine Company, an Ohio corporation (hereinafter referred to as "UNIMAG"), and Michiana News Services, Inc., a Michigan corporation (hereinafter referred to as "The Merging Company").

                                 WITNESSETH:


WHEREAS, UNIMAG and The Merging Company have heretofore entered into an Option Agreement, dated March 1, 1996, for the purchase of UNIMAG of all of the issued and outstanding capital stock of the Merging Company; and

WHEREAS, THE PURPOSE of this agreement is to protect the agreed upon value of The Merging Company during the option period. In order to accomplish this purpose,the parties desire to engage in a Joint Operating Agreement to preserve, maintain and enhance such value of The Merging Company up to and including the time of closing.

NOW THEREFORE, for and in consideration of the mutual covenants hereinafter contained, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

                                  ARTICLE I
                               BASIC STRUCTURE

1.1 FORM: The parties hereby enter into this agreement for joint operations pursuant to the laws of the State of Ohio.

1.2 NAME: The joint business operations of the parties shall be conducted under such names as the parties may from time to time agree.

1.3 PLACE OF BUSINESS: The principal office and place of business of the joint operations shall be located at 5131 Post Road, Dublin, Ohio, or at such other pace as the parties may from time to time designate.

1.4 TERM: The term of this Agreement shall be 12 months commencing on the 1st day of March, 1996, and expiring on the first day of March, 1997 unless otherwise extended by mutual agreement of the parties hereto or canceled upon the earlier of successful completion of the merger transaction as contemplated under the option agreement.

1.5 SCOPE OF JOINT OPERATIONS: UNIMAG and The Merging Company will work together with all areas necessary to address existing, changing and future market conditions as if the merging company had already successfully become an operating subsidiary of UNIMAG. It is understood that UNIMAG through its existing operating subsidiaries and other optioned companies has certain knowledge and expertise, that when shared with The Merging Company
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can and is expected to preserve, maintain and enhance its value. At the same time UNIMAG recognizes that through the Joint Operating Agreement, The Merging Company will share with UNIMAG certain knowledge and expertise that could assist it in the preservation, maintenance and enhancement of the value of its operating subsidiaries and other optioned companies. It shall therefore be the joint responsibility of UNIMAG and the optioned company to research, evaluate, make use of and distribute such information among the subsidiaries and optioned companies of UNIMAG to at all times accomplish the stated purpose of this agreement.

                                  ARTICLE II
                            FINANCIAL ARRANGEMENTS

2.1 EXPENSES OF THE PARTIES: Each party shall be responsible for its own costs and expenses incurred as a result of its participation in this agreement. In addition, the managing party, as hereinafter defined, shall have the authority to assess the Merging Company, reasonable operating expenses under this Agreement, in amounts and proportions to be determined by the managing party.

2.2 SHARE OF PROFITS AND LOSSES. Each party shall retain for its own account all profits from its operations less any charges for services by UNIMAG as determined by the managing party.

                                 ARTICLE III
                                  MANAGEMENT

3.1 MANAGING PARTY. The managing party of joint operations shall be UNIMAG. UNIMAG shall oversee the operations of the Merging Company, in conjunction with the present ownership of the Merging Company, as if the Merging Company were already a subsidiary of UNIMAG.

        All decisions made by UNIMAG with respect to the operations of the Merging Company will be submitted to "The Merger Board" (hereinafter referred to as TMB) for final approval prior to implementation. TMB consist of the following individuals, or their designees.

        Ted Majerek
        Ronald E. Scherer

The managing party shall be vested with the authority to do all things necessary and proper to carry out the responsibilities outlined above and the overall intent of this Agreement.

                                  ARTICLE IV
                                 TERMINATION


4.1 TERMINATION. In the event that this agreement shall hereafter be terminated for any reason whatsoever, a full and general account of the assets, liabilities, transactions and profits shall at once be taken. Such assets may be sold and turned into cash as soon as possible and

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any debts or other amounts due the joint operations collected. The proceeds thereof shall thereupon be applied as follows:

a) To discharge any debts and liabilities associated with the joint operations and the expenses of liquidation.

b) To pay each party or its legal representative any unpaid sums, interest or profits to which it shall then be entitled.

c) To divide the surplus, if any, among the parties as determined by the managing party.

                              A R T I C L E   V
                          M I S C E L L A N E O U S



5.1. Books and Statements. Full and accurate books of account shall be kept at such place as the Managing Party may from time to time designate, showing the condition of the business and finances of joint operations; and each party shall have access to such books of account and shall be entitled to examine them at any time during ordinary business hours.

      Each party shall be deemed to have waived all objections to any transaction or other facts about the operation of the joint operations disclosed in any balance sheet and/or statement of operations prepared by the Managing Party unless it shall have notified the Managing Party within 30 days after receipt of such statement.

5.2. Titles and Subtitles. Titles of the paragraphs and subparagraphs are placed herein for convenient reference only and shall not to any extent have the effect of modifying, amending or changing the express terms and provisions of this Joint Operating Agreement.

5.3. Words and Genter or Number. As used herein, unless the context clearly indicates the contrary, the singular number shall include the plural, the plural the singular, and the use of any gender shall be applicable to all genders.

5.4. Execution in Counterpart. This Joint Operating Agreement may be executed in any number of counterparts, each of which shall be taken to be an original.

5.5. Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

5.6. Effective Date. This Agreement shall be effective only upon execution by all parties.

5.7. Waiver. No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the persons or party against whom charged.







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5.8.  Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and assigns.

5.9. Arbitration. Any controversy or claim arising out of or relating to this Agreement shall only be settled by arbitration in accordance with the rules of the American Arbitration Association, one Arbitrator, and shall be enforceable in any court having competent jurisdiction.

Witness:
(as to both)

                                                United Magazine Company,
/s/ Sara B. Cooper                               an Ohio corporation
------------------------------

                                                /s/ Ronald E. Scherer
/s/ Mallary Majerek                             -------------------------------
------------------------------                  By: Ronald E. Scherer
                                                Its: Chairman


                                                Michiana News Service, Inc.,
                                                a Michigan corporation

                                                /s/ Tod A. Majerek
                                                -------------------------------
                                                By:
                                                Its